Filed pursuant to Rule 424(b)(5)
                               Registration No. 333-38003 and 333-38003-01



          PROSPECTUS SUPPLEMENT
          ---------------------
          (TO PROSPECTUS DATED NOVEMBER 12, 1997)

                                     $400,000,000
                              PP&L CAPITAL FUNDING, INC.

                             MEDIUM-TERM NOTES, SERIES A
                DUE FROM NINE MONTHS TO FORTY YEARS FROM DATE OF ISSUE

                           UNCONDITIONALLY GUARANTEED AS TO
                        PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
                                   AND INTEREST BY

                                 PP&L RESOURCES, INC.


               PP&L Capital Funding, Inc. (the "Company"), may from time to time offer its Medium-Term Notes, Series A (the "Notes"), in the aggregate principal amount of up to $400,000,000, subject to reduction as a result of the sale by the Company of other Debt Securities, as described in the accompanying Prospectus. Each Note will mature on a date from nine months to forty years from the date of issue, as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption at the option of the Company or repayment at the option of the Holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, if so specified in the applicable Pricing Supplement. The Notes will be issued in minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. The Notes will be unconditionally guaranteed by the Company's parent, PP&L Resources, Inc. ("PP&L Resources"), as to payment of principal, premium, if any, and interest. See "Description of the Debt Securities -- Guarantee of PP&L Resources; Holding Company Structure" in the accompanying Prospectus.

                                                   (continued on next page)

                                ----------------------

           THESE  SECURITIES HAVE NOT BEEN  APPROVED OR DISAPPROVED BY  THE
            SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
               ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
                   OR  ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT, THE
                        PROSPECTUS OR ANY  SUPPLEMENT  HERETO.
                          ANY REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.

     =========================================================================
                                   Agents' Discounts
                      Price to           and                Proceeds to
                      Public(1)    Commissions(1)(2)       Company(1)(3)
     -------------------------------------------------------------------------
      Per Note  . .     100%          .125%-.750%          99.875%-99.250%
     -------------------------------------------------------------------------
      Total . . . . $400,000,000   $500,000- $3,000,000     $399,500,000 -
                                                               $397,000,000
     =========================================================================

     (1) Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, and any additional agents as may be appointed from time to time (the "Agents"), individually or in a syndicate, may purchase Notes, as principal, from the Company for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Company and an Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of a Note, depending upon its stated maturity, sold through an Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through such Agent will be negotiated between the Company and such Agent at the time of such sale. The Company may also sell Notes directly to investors on its own behalf, in which case no commission will be payable. See "Supplemental Plan of Distribution."
     (2) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Supplemental Plan of Distribution."
     (3) Before deducting expenses payable by the Company estimated at $650,000.

                                  -----------------

               The Notes are being offered on a continuous basis by the Company to or through the Agents, each of which has agreed to use its reasonable efforts to solicit orders to purchase the Notes. The Notes may also be sold to an Agent, as principal, for resale to investors or other purchasers. In addition, the Company may sell Notes directly to investors on its own behalf. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. There is no assurance that the Notes offered hereby will be sold or, if sold, that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Supplemental Plan of Distribution."

                                  -----------------

          MERRILL LYNCH & CO.
                    FIRST CHICAGO CAPITAL MARKETS, INC.
                                   GOLDMAN, SACHS & CO.
                                             MORGAN STANLEY DEAN WITTER

                                  -----------------


             The date of this Prospectus Supplement is November 12, 1997.

               CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

          (continued from previous page)

               The Company may issue Notes that bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable monthly, quarterly, semiannually or annually in arrears, as specified in the applicable Pricing Supplement, and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement. Interest on each Fixed Rate Note will accrue from its date of issue and, except in the limited circumstances described in this Prospectus Supplement or as otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on February 15 and August 15 of each year and at Maturity. See "Description of the Notes -- Payment of Interest and Principal" and " - Interest."

               The interest rate, or formula for the determination of the interest rate, if any, applicable to each Note and the other variable terms of each Note will be established by the Company on the date of issue of such Note and will be specified in the applicable Pricing Supplement.

               Each Note will be issued in book-entry form (a Note so represented, a "Book-Entry Note") or in fully registered certificated form (a Note so represented, a "Certificated Note"), as specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (or such other depositary as may be identified in the applicable Pricing Supplement), as Depositary, and registered in the name of the Depositary or the Depositary's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners). Except in limited circumstances, Book-Entry
          Notes will not be exchangeable for Certificated Notes.    See
          "Description of the Notes -- Book-Entry Notes."

                               DESCRIPTION OF THE NOTES

               The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth under "Description of the Debt Securities" in the accompanying Prospectus, to which general description reference is hereby made. The following summary of certain terms and provisions of the Notes, the Guarantees and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes, the Guarantees and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The particular terms of the Notes, and provisions of the Notes that vary from the general provisions of the Notes described below and the general provisions of the Debt Securities described in the accompanying Prospectus, will be described in the applicable Pricing Supplement.

          GENERAL

               The Notes will be issued as a series of Debt Securities and will be limited in aggregate principal amount to $400,000,000, subject to reduction as a result of the sale of other Debt Securities as described in the accompanying Prospectus. The Notes will be issued under the Indenture among the Company, the Guarantor and The Chase Manhattan Bank, as trustee (the "Trustee"), dated as of November 1, 1997, as supplemented by Supplemental Indenture No. 1 thereto relating to the Notes (together, the "Indenture"), which is more fully described in the accompanying Prospectus. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of other Indenture Securities under the Indenture in addition to the Notes and Debt Securities offered hereby and by the accompanying Prospectus. See "Description of the Debt Securities-- General" in the accompanying Prospectus.

               The Notes will be unsecured obligations of the Company, and will be unconditionally guaranteed by PP&L Resources as to payment of principal, premium, if any, and interest as set forth in the accompanying Prospectus under "Description of the Debt Securities--Guarantee of PP&L Resources; Holding Company Structure." The Notes will be denominated in and payable in United States dollars.

               PP&L Resources conducts it operations primarily through its wholly-owned subsidiaries, and substantially all of PP&L Resources' consolidated assets are held by its subsidiaries. Accordingly, the cash flow of PP&L Resources and the consequent ability of PP&L Resources to service its debt, including its obligations under the Guarantee, are largely dependent upon the earnings of such subsidiaries and the distribution or other payment of such earnings to PP&L Resources in the form of dividends, loans or advances, and repayment of loans or advances from PP&L Resources. The subsidiaries are separate and distinct legal entities and (except for the Company) have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments.

               Because PP&L Resources is a holding company, its obligations under the Guarantee will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees and lease, letter of credit and other obligations of its subsidiaries. Therefore, PP&L Resources' rights and the rights of its creditors, including the rights of the holders of the Notes under the Guarantee, to participate in the assets of any subsidiary (other than the Company) upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that PP&L Resources may itself be a creditor with recognized claims against the subsidiary, in which case the claims of PP&L Resources would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by PP&L Resources. Although certain debt instruments to which PP&L Resources and its subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both PP&L Resources and its subsidiaries retain the ability to incur substantial additional indebtedness and lease, letter of credit and other obligations. See "Description of the Debt Securities--Guarantee of PP&L Resources; Holding Company Structure" in the accompanying Prospectus.

                  Each Note will mature on a date from nine months to forty years from its date of issue (the "Stated Maturity Date"), as specified in the applicable Pricing Supplement, unless the principal thereof becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at the option of the Company, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity").

               Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company.

               Each Note will be issued as a Book-Entry Note represented by one or more fully registered Global Securities or as a fully registered Certificated Note. The authorized denominations of each Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by the Depository (with respect to interests of its participants) and its participants (with respect to interests of persons other than its participants), as described below under "--Book-Entry Notes."

               Certificated Notes will be exchangeable for other Certificated Notes of any authorized denominations and of a like aggregate principal amount and tenor, and may be presented for registration of transfer, in each case, as described under "Description of the Debt Securities -- Payment of Debt Securities; Transfer; Exchanges" in the accompanying Prospectus.

               Unless the applicable Pricing Supplement provides otherwise, the price at which each Note will be issued (the "Issue Price"), will be 100% of the principal amount of the Note. Notes will not be issued as discount securities, at prices below stated principal amounts, or having an original issue discount for U.S. federal income tax purposes, unless the applicable Pricing Supplement so provides and, if applicable, describes potential U.S. federal income tax consequences.

               The Pricing Supplement relating to each Note will describe the following terms: (i) whether such Note is a Fixed Rate Note or a Floating Rate Note; (ii) the Issue Price of such Note, which may be expressed as a percentage of the aggregate principal amount thereof; (iii) the date on which such Note will be issued (the "Original Issue Date"); (iv) the Stated Maturity Date of such Note; (v) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest and the Interest Payment Dates; (vi) if such Note is a Floating Rate Note, the Interest Rate Basis, the Initial Interest Rate, the Interest Reset Period, Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread and/or Spread Multiplier, if any (all as defined below), and other terms relating to the particular method of calculating the interest rate or rates on such Note; (vii) whether such Note may be redeemed at the option of the Company prior to its Stated Maturity Date and, if so, the provisions relating to such redemption; (viii) any sinking fund or other mandatory redemption provisions applicable to such Note; (ix) any provisions for the repayment by the Company of such Note at the option of the Holder; and (x) any other terms of such Note not inconsistent with the provisions of the Indenture.

          PAYMENT OF INTEREST AND PRINCIPAL

               Payments of interest on the Notes, other than interest payable at Maturity, will be made by check mailed to the address of the Holders of such Notes as of the Regular Record Date (as hereinafter defined) for each Interest Payment Date (as hereinafter defined); provided, however, that (a) if the Original Issue Date of a Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest for the period from and including the Original Issue Date for such Note to but excluding such Interest Payment Date will be paid on the next succeeding Interest Payment Date to the Holder of such Note on the related Regular Record Date; (b) if and to the extent the Company defaults in the payment of the interest due on any Note on any Interest Payment Date, such defaulted interest will be paid as described under "Description of the Debt Securities-- Payment of Debt Securities; Transfers; Exchanges" in the accompanying Prospectus; (c) in the case of the Depository, such payment may be made in accordance with any other arrangements then in effect among the Company, Trustee or other Paying Agent and the Depository; and (d) a Holder of $10,000,000 or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than at Maturity by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder.

               Payment of principal and premium, if any, due on the Notes will be made upon presentation thereof (and, in the case of any repayment on an Optional Repayment Date, upon submission of a duly completed election form in accordance with the provisions described below) at the office of The Chase Manhattan Bank in New York, New York, as described under "Description of the Debt Securities--Payment of Debt Securities; Transfers; Exchanges" in the accompanying Prospectus.

               Payment of interest, if any, due on the Notes at Maturity will be made to the person to whom payment of the principal is made.

               So long as the Depository is the registered owner of any Global Security, the Depository, or its nominee, as the case may be, will be considered the sole Holder of the Book-entry Notes represented by such Global Security for all purposes under the Indenture, including payment. Accordingly, so long as the Depository is the registered owner of any Global Security, payments of principal of, and premium, if any, and interest, if any, on Book-Entry Notes represented by such Global Security will be made to the Beneficial Owners (as defined herein) of such Notes, as described below under "--Book-Entry Notes."

          INTEREST

          General

               Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest from its Original Issue Date at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate

          Notes and Floating Rate Notes will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or made available for payment (or from and including the Original Issue Date, if no interest has been paid or made available for payment) to but excluding the applicable Interest Payment Date or the Maturity, as the case may be (each, an "Interest Period").

               Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Regular Record Date (as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the Holder of such Note on such next succeeding Regular Record Date. Unless otherwise specified in the applicable Pricing Supplement, "Regular Record Date" shall mean, with respect to any Fixed Rate Note, the January 31 or July 31, as the case may be (whether or not a Business Day), immediately preceding the related Interest Payment Date, and with respect to any Floating Rate Note, the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

               Unless otherwise specified in the applicable Pricing Supplement (i) "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York or other city in which any Paying Agent for the Notes is located; provided, however, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as hereinafter defined), and (ii) "London Business Day" means a day on which dealings in deposits in United States dollars are transacted in the London interbank market.

          Fixed Rate Notes

               Interest on Fixed Rate Notes will be payable on February 15 and August 15 of each year or on such other date(s) specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Fixed Rate Notes) and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

          Floating Rate Notes

               Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CMT Rate,
          (ii) the Commercial Paper Rate, (iii) the Federal Funds Rate,
          (iv) LIBOR, (v) the Prime Rate, (vi) the Treasury Rate or (vii) such other interest rate basis or interest rate formula as may be specified in the applicable Pricing Supplement. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Dates, Interest Payment Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

               The interest rate borne by the Floating Rate Notes will be determined as follows:

                    (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," or as having an Addendum attached or having "Other/Additional Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

                    (ii) If such Floating Rate Note is designated as a
               "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and
               (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

                    (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

               The "Spread" is the number of basis points (one one-hundredth of a percentage point) to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note and by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

               Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

               The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

               The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined by the Calculation Agent as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as hereinafter defined), except with respect to LIBOR, which will be calculated on such Interest Determination Date.
          The "Interest Determination Date" with respect to the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday; provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

               Notwithstanding the foregoing, a Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and
          (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by applicable law.

               Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year;
          (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and
          (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Floating Rate Notes) and, in each case, on the Maturity. If any Interest Payment Date other than the Maturity for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity to the date of such payment on the next succeeding Business Day.

               With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in the manner specified in the applicable Pricing Supplement.

               All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

               Unless otherwise specified in the applicable Pricing Supplement, the Trustee will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity, as the case may be.

               Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each applicable interest rate in accordance with the following provisions. The Calculation Agent's determination of any interest rate will be conclusive and binding in the absence of any manifest error.

               CMT RATE. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date falls. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15 (519), Selected Interest Rates" or any successor publication ("H.15 (519)"). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a "Reference Dealer) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotations will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date, or if no such CMT Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated

          CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

               "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

               "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable Pricing Supplement, 2 years.

               COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper - Nonfinancial." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication ("Composite Quotations") under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting rates as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date, or if no such Commercial Paper Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

               "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                         D x 360
          Money Market Yield   =                               X  100
                                  ----------------------

                                       360 - (D x M)
          where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

               FEDERAL FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting rates as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date, or if no such Federal Funds Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

               LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

                    (i) With respect to any Interest Determination Date
               relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in United States dollars having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in United States dollars having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

                    (ii) With respect to a LIBOR Interest Determination
               Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks, for the period of the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in United States dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date, or if no such LIBOR rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

               "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

               PRIME RATE. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agents) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest

          Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date, or, if no such Prime Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

               "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

               TREASURY RATE. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date, or if no such Treasury Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

          REDEMPTION AT THE OPTION OF THE COMPANY

                 The Notes will be redeemable at the option of the Company prior to the Stated Maturity Date only if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000, at the applicable Redemption Price (calculated as described below), together with accrued interest to the date of redemption, on notice given to the Holders thereof not more than 60 nor less than 30 days prior to the date of redemption and in accordance with the provisions of the Indenture. The Redemption Price, if applicable, shall initially be a percentage of the principal amount of such Note to be redeemed equal to the "Initial Redemption Price" specified in such Pricing Supplement for the twelve-month period commencing on the Initial Redemption Date and shall decline for the twelve-month period commencing on each anniversary of the Initial Redemption Date by a percentage of principal amount to be redeemed equal to the "Annual Redemption Percentage Reduction" specified in such Pricing Supplement until the redemption price is 100% of such principal amount.

               Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund or other mandatory redemption provisions.

               Additional information concerning redemption is contained under "Description of the Debt Securities--Redemption" in the accompanying Prospectus.

               In addition to the foregoing, the Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

          REPAYMENT AT THE OPTION OF THE HOLDER

                  The Notes will be repayable by the Company at the option of the Holders thereof prior to the Stated Maturity Date only if one or more Option Repayment Dates are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Option Repayment Date in whole or from time to time in part in increments of $1,000, at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with accrued interest to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its office maintained for such purpose in The City of New York, currently the Corporate Trust Office of the Trustee located at 450 West 33rd Street, New York, New York 10001, not more than 60 nor less than 30 days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable.

               Only the Depository may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant (as hereinafter defined) through which they own their interest to direct the Depository to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment will be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depository's records, to the Trustee. See "--Book-Entry Notes" below.

               If applicable, the Company will comply with the requirements of Section 14(e) of the Exchange Act and the rules promulgated thereunder, and any other securities laws or regulations in connection with any such repayment.

          OTHER/ADDITIONAL PROVISIONS; ADDENDUM

               Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity Date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and described in the applicable Pricing Supplement.

          BOOK-ENTRY NOTES

               The Company has established a depositary arrangement with The Depository Trust Company ("DTC"), pursuant to which DTC will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depository's partnership nominee). DTC and any other depository which may replace DTC as depository for the Book-Entry Notes are sometimes referred to herein as the "Depository."

               Upon issuance, all Book-Entry Notes having the same issue date, interest rate provisions, redemption provisions, provisions for repurchase at the option of the Holder, stated maturity and other provisions will be represented by one or more Global Securities. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository and will be registered in the name of the Depository or a nominee of the Depository. Except under the limited circumstances described below, Book-Entry Notes represented by Global Securities will not be exchangeable for Certificated Notes.

               So long as the Depository or its nominee is the registered owner of a Global Security, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Payments of principal of and premium, if any, and any interest on individual Book-Entry Notes represented by a Global Security will be made to the Depository or its nominee, as the case may be, as the registered holder of such Global Security. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Book-Entry Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Note and will not be considered the registered holder thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto as described in this Prospectus. Accordingly, each Beneficial Owner must rely on the procedures of the Depository and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

               The following is based on information furnished by DTC:

                    DTC is a limited-purpose trust company organized under
               the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
               Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

                    Purchases of Book-Entry Notes under DTC's system must
               be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

                    To facilitate subsequent transfers, all Global
               Securities representing Book-Entry Notes which are deposited with, or on behalf of, DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners.
               The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                    Conveyance of notices and other communications by DTC
               to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                    Redemption notices shall be sent to Cede & Co. If less
               than all of the Book-Entry Notes of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

                    Neither DTC nor Cede & Co. will consent or vote with
               respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

                    Principal, premium, if any, and interest payments on
               the Global Securities representing the Book-Entry Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

                    A Beneficial Owner shall give notice of any option to
               elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee and to the Company, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on DTC's records, to the Trustee.
               The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on DTC's records.

                    DTC may discontinue providing its services as
               securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered in exchange for Book-Entry Notes represented by the Global Securities held by DTC.

                    The Company may decide to discontinue use of the system
               of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

               The information in this section concerning DTC and DTC's system has been obtained from DTC. The Company believes such information to be reliable, but the Company takes no responsibility for the accuracy thereof.

               None of the Company, PP&L Resources, any Agents, the Trustee, any Paying Agent or any Security Registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

               If the Depository is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company, the Company will issue Certificated Notes in exchange for the Notes represented by the Global Securities held by the Depository. In addition, the Company may at any time and in its sole discretion determine not to have Notes represented by a Global Security and, in such event, will issue individual Certificated Notes in fully registered form, without coupons, in exchange for the Book-Entry Notes represented by the Global Security.


               CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

               The following summary describes certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes as of the date hereof and represents the opinion of Reid & Priest LLP, counsel to the Company, insofar as it relates to matters of law or legal conclusions. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge, conversion transaction or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers who purchased Notes at the original offering price (except where otherwise specifically noted).

               PROSPECTIVE PURCHASERS OF NOTES, INCLUDING PERSONS WHO ARE NOT UNITED STATES HOLDERS AND PERSONS WHO PURCHASE NOTES IN THE SECONDARY MARKET, ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

               As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or
          (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

          U.S. HOLDERS

          Payments of Interest

               Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

          Premium

               If a U.S. Holder purchases a Note for an amount that is greater than its principal amount, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its principal amount, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service (the "IRS").

          Disposition of a Note

               Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than the applicable holding period.

          NON-U.S. HOLDERS

                  A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

               Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

               The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

          BACKUP WITHHOLDING

               Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

               In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met).
          Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

               Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.


                       VALIDITY OF THE NOTES AND THE GUARANTEES

                    The validity of the Guarantees will be passed upon for PP&L Resources by Michael A. McGrail, Esq., Senior Counsel of PP&L, and Reid & Priest LLP, New York, New York, counsel to PP&L Resources. The validity of the Notes will be passed upon for the Company by Reid & Priest LLP, as counsel to the Company. The validity of the Notes and the Guarantees will be passed upon for the Agents by Sullivan & Cromwell, New York, New York. As to matters involving the law of the Commonwealth of Pennsylvania, Reid & Priest LLP and Sullivan & Cromwell will rely on the opinion of Mr. McGrail. The opinions of Mr. McGrail, Reid & Priest LLP and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of the Notes and the Guarantees but which cannot be ascertained on the date of such opinions.


                          SUPPLEMENTAL PLAN OF DISTRIBUTION

               The Notes are being offered on a continuous basis for sale by the Company to or through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and any additional agents appointed by the Company from time to time and named in the applicable Pricing Supplements (the "Agents"). The Agents, individually or in a syndicate, may purchase Notes, as principal, from the Company from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by the Company and an Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent as an agent of the Company. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent as an agent of the Company will be negotiated between the Company and such Agent at the time of such sale.

               Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from the Company as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with such purchase. Such Agent may allow, and such dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

               The Company has reserved the right to appoint additional agents to solicit offers to purchase the Offered Notes on substantially the same terms and conditions as the Agents. The Company may also sell the Offered Notes directly to investors on its own behalf. In the case of sales made directly by the Company no commission will be payable.

               The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with the Company or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

               Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

               In connection with an offering of Notes purchased by one or more Agents as principal on a fixed price basis, such Agent or Agents will be permitted to engage in certain transactions that stabilize the price of such Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such Notes. If an Agent creates a short position in such Notes, i.e., if it sells Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases. These transactions, if commenced, may be discontinued at any time.

               Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the Agents makes any representation that the Agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

               The Agents may be deemed to be "underwriters" within the meaning of the Securities Act. The Company and PP&L Resources have agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities (including liabilities under the Securities Act). The Company and PP&L Resources have also agreed to reimburse the Agents for certain other expenses.

               In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with the Company, PP&L Resources and certain of their affiliates.

          PROSPECTUS
          ----------

                                     $400,000,000

                              PP&L CAPITAL FUNDING, INC.
                                   DEBT SECURITIES

                              UNCONDITIONALLY GUARANTEED
             AS TO PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY

                                 PP&L RESOURCES, INC.

               PP&L Capital Funding, Inc., a Delaware Corporation (the "Company"), may offer, from time to time, its unsecured debt securities consisting of notes, debentures, or other unsecured evidences of indebtedness, in one or more series, in an aggregate principal amount of up to $400,000,000 (the "Debt Securities"), on terms to be determined at the time or times of sale. The Debt Securities will be unconditionally guaranteed by PP&L Resources, Inc., a Pennsylvania corporation ("PP&L Resources"), as to payment of principal, premium, if any, and interest. See "Description of the Debt Securities - Guarantee of PP&L Resources; Holding Company Structure." The terms of each series of Debt Securities in respect of which this Prospectus is being delivered, including, where applicable, the series designation, the aggregate principal amount of the series, the maturity or maturities, the rate or rates (which may be fixed or variable) and time or times of payment of interest, the initial public offering prices, the provisions for redemption, provisions for repayment at the option of the holder and other provisions, are set forth in one or more Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of offering of the Debt Securities.

               The Debt Securities may be sold by the Company to or through underwriters or dealers, directly to other purchasers or through agents for offering pursuant to terms fixed at the time of sale. See "Plan of Distribution." The applicable Prospectus Supplement sets forth the names of any such underwriters or agents and any applicable commission or discount arrangements with them.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.


                  The date of this Prospectus is November 12, 1997.

                                AVAILABLE INFORMATION

               PP&L Resources is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by PP&L Resources can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information filed by PP&L Resources. The outstanding shares of PP&L Resources Common Stock are listed on the New York Stock Exchange, and reports, proxy statements and other information concerning PP&L Resources may also be inspected at the offices of such exchange at 20 Broad Street, New York, New York 10005. In addition, reports, proxy statements and other information concerning PP&L Resources can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101.

               The Company and PP&L Resources have filed with the Commission a combined registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, PP&L Resources and the Debt Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

               No separate financial statements of the Company are included or incorporated by reference herein. PP&L Resources and the Company do not consider that such financial statements would be material to holders of the Debt Securities because (i) the Company is a newly organized corporation that has no operating history and no independent operations, and (ii) the Company was formed for the purpose of providing financing for PP&L Resources and its subsidiaries, and does not currently propose to engage in more than minimal independent operations. See "The Company."
          The Company intends to ask the Staff of the Commission for a "no-action" letter to the effect that the Staff would not raise any objection if the Company does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, the Company is not expected to file such reports.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed by PP&L Resources with the Commission pursuant to the Exchange Act (File No. 1-11459) are incorporated herein by reference and made a part hereof:

               (1) Annual Report on Form 10-K for the year ended December 31, 1996;

               (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

               (3) Current Reports on Form 8-K, dated March 3, 1997, April 2, 1997, May 2, 1997, June 30, 1997, July 14, 1997, September 12,
          1997 and October 24, 1997.

               All documents subsequently filed by PP&L Resources pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents." Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in a Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               PP&L Resources hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the Incorporated Documents, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: PP&L Resources, Inc., Two North Ninth Street, Allentown, Pennsylvania 18101, Attention: Investor Services Department (800) 345-3085.


                                    PP&L RESOURCES

               PP&L Resources was incorporated in 1995 under the laws of the Commonwealth of Pennsylvania and is the parent holding company of the Company, PP&L, Inc. (formerly Pennsylvania Power & Light Company, "PP&L"), PP&L Global, Inc. (formerly Power Markets Development Company, "PP&L Global"), and PP&L Spectrum, Inc. (formerly Spectrum Energy Services Corporation, "PP&L Spectrum"). PP&L Resources' principal subsidiary, PP&L, was incorporated under the laws of the Commonwealth of Pennsylvania in 1920 and is an operating public utility providing electric service in central eastern Pennsylvania. PP&L serves approximately 1.2 million customers in a 10,000 square mile territory in 29 counties of central eastern Pennsylvania with a population of approximately
          2.6 million persons. This service area has 129 communities with populations over 5,000, the largest cities of which are Allentown, Bethlehem, Harrisburg, Hazleton, Lancaster, Scranton, Wilkes-Barre and Williamsport. PP&L also offers electricity and other services to retail and wholesale customers throughout Pennsylvania and neighboring states. PP&L Global engages in unregulated business activities through worldwide investments in energy-related projects. PP&L Spectrum, another unregulated subsidiary, was formed to pursue opportunities to offer energy-related products and services to PP&L's existing customers and to others beyond PP&L's service territory. PP&L Resources' offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, and its telephone number is (610) 774-5151.


                                     THE COMPANY

               The Company is a newly formed Delaware corporation and a wholly-owned subsidiary of PP&L Resources. The primary business of the Company is to provide financing for the operations of PP&L Resources and its subsidiaries. The Company's offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, and its telephone number is (610) 774-5151.

                                   USE OF PROCEEDS

               Except as may otherwise be set forth in the applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Debt Securities will be loaned to PP&L Resources and/or its subsidiaries. PP&L Resources and/or its subsidiaries are expected to use such proceeds for general corporate purposes, including investing in unregulated business activities and to reduce short-term debt incurred to provide interim financing for such purposes.


                          RATIO OF EARNINGS TO FIXED CHARGES

               The following table sets forth the ratio of earnings to fixed charges for PP&L Resources for the periods indicated:

                            Twelve Months
                                Ended            Year Ended December 31,
                         ------------------   ----------------------------
                         September 30, 1997   1996  1995  1994  1993  1992
                         ------------------   ----  ----  ----  ----  ----
           Ratio of
           earnings to
           fixed charges        3.21          3.45  3.47  2.70  3.31  3.15


                          DESCRIPTION OF THE DEBT SECURITIES

               The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement, and provisions of such Debt Securities that vary from the general provisions described below, will be described in such Prospectus Supplement.

               The Debt Securities may be issued, from time to time, in one or more series. Debt Securities, and the guarantee or guarantees of PP&L Resources relating thereto (the "Guarantee" or "Guarantees"), will be issued under an Indenture, dated as of November 1, 1997 (as such indenture may be supplemented or amended from time to time by various supplemental indentures, including one or more supplemental indentures relating to the Debt Securities, the "Indenture"), among the Company, PP&L Resources and The Chase Manhattan Bank, as trustee (the "Trustee"). A copy of a form of the Indenture is filed as an exhibit to the Registration Statement.

               The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and, with respect to any particular Debt Securities, to the description of the terms thereof included in any Prospectus Supplement or Pricing Supplement relating thereto. Wherever particular provisions or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such provisions or defined terms are incorporated by reference herein or therein, as the case may be. References to article and section numbers used herein are to articles and sections in the Indenture. Certain capitalized terms used herein are defined in the Indenture.

          GENERAL

               The Indenture does not limit the aggregate principal amount of Debt Securities or other debt, which may be issued thereunder and provides that Debt Securities may be issued thereunder, from time to time, in one or more series. The Debt Securities and all other debt securities hereafter issued under the Indenture are collectively referred to herein as the "Indenture Securities."

               The Debt Securities will be unsecured obligations of the Company, and pursuant to the Guarantees will be unconditionally guaranteed by PP&L Resources as to payment of principal, premium, if any, and interest. See "--Guarantee of PP&L Resources; Holding Company Structure."

               Reference is made to the applicable Prospectus Supplement for a description of the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (i) the title of such Debt Securities; (ii) the limit, if any, upon the aggregate principal amount of such Debt Securities; (iii) the date or dates on which the principal of such Debt Securities will be payable, or the method of determination thereof; (iv) the rate or rates, or the method of determination thereof, at which such Debt Securities will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable ("Interest Payment Dates"); and the Regular Record Dates, if any, for the interest payable on such Interest Payment Dates; (v) the obligation, if any, of the Company to redeem or purchase or repay such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the Holder thereof and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Debt Securities will be redeemed or purchased or repaid, as the case may be, in whole or in part, pursuant to such obligation; (vi) the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Debt Securities may be redeemed, if any, in whole or in part, at the option of the Company; (vii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Debt Securities will be issuable; (viii) whether such Debt Securities are to be issued in whole or in part in the form of one or more global Debt Securities and, if so, the identity of the depositary for such global Debt Securities; and (ix) any other terms of such Debt Securities. (See Section 301.)

          GUARANTEE OF PP&L RESOURCES; HOLDING COMPANY STRUCTURE

               PP&L Resources will unconditionally guarantee the due and punctual payment of principal of, premium, if any, and interest on the Debt Securities, when and as the same become due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Debt Securities and the Indenture. The Guarantees will remain in effect until the entire principal of, premium, if any, and interest on the Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Indenture. (See Article Fourteen.)

               PP&L Resources conducts its operations primarily through PP&L and its other wholly-owned subsidiaries, and substantially all of PP&L Resources' consolidated assets are held by PP&L and its other subsidiaries. Accordingly, the cash flow of PP&L Resources and the consequent ability to service its debt, including its obligations under the Guarantees, are largely dependent upon the earnings of PP&L and such other subsidiaries and the distribution or other payment of such earnings to PP&L Resources in the form of dividends, loans or advances, and repayment of loans or advances from PP&L Resources. The subsidiaries are separate and distinct legal entities and (except for the Company) have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments.

               Because PP&L Resources is a holding company, its obligations under the Guarantees will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees and lease, letter of credit and other obligations of its subsidiaries. Therefore, PP&L Resources' rights and the rights of its creditors, including the rights of the holders of the Debt Securities under the Guarantees, to participate in the assets of any subsidiary (other than the Company) upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that PP&L Resources may itself be a creditor with recognized claims against the subsidiary, in which case the claims of PP&L Resources would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by PP&L Resources. Although certain debt instruments to which PP&L Resources and its subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both PP&L Resources and its subsidiaries retain the ability to incur substantial additional indebtedness and lease, letter of credit and other obligations.

          PAYMENT OF DEBT SECURITIES; TRANSFERS; EXCHANGES

               Except as otherwise provided in the applicable Prospectus Supplement or a supplement thereto, interest, if any, on each Debt Security on each Interest Payment Date will be paid by check mailed to the person in whose name such Debt Security is registered (the registered holder of any Indenture Security being herein called a "Holder") as of the close of business on the regular record date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter "Maturity") will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Debt Security, such defaulted interest will be payable to the Holder of such Debt Security as of the close of business on a date selected by the Trustee for the payment of such interest not more than 15 days and not less than 10 days prior to the date proposed by the Company or PP&L Resources for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Debt Securities are listed for trading, if the Trustee deems such manner of payment practicable. (See Section 307.)

               Except as otherwise provided in the applicable Prospectus Supplement or a supplement thereto, principal of and premium, if any, and interest, if any, on the Debt Securities at Maturity will be payable upon presentation of the Debt Securities at the office of The Chase Manhattan Bank in New York, New York, as Paying Agent for the Company and PP&L Resources. Any other Paying Agent initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company or PP&L Resources may change the place of payment on the Debt Securities, and may remove any Paying Agent and may appoint one or more additional Paying Agents (including the Company, PP&L Resources or any affiliate of either of them), all in their discretion. (See Section 602.)

               Except as otherwise provided in the applicable Prospectus Supplement or a supplement thereto, the transfer of Debt Securities may be registered, and Debt Securities may be exchanged for other Debt Securities of authorized denominations and of like tenor and aggregate principal amount and having Guarantees endorsed thereon, at the office of The Chase Manhattan Bank, as Security Registrar for the Debt Securities. The Company may change the place for registration of transfer of the Debt Securities, and may remove any Security Registrar and appoint one or more additional Security Registrars (including the Company, PP&L Resources or any affiliate of either of them), all in its discretion. (See Sections 305 and 602.) Except as otherwise provided in the applicable Prospectus Supplement or a supplement thereto, no service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company will not be required to execute or provide for the registration of transfer of or the exchange of (a) Debt Securities during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (See Section 305.)

          REDEMPTION

               Any terms for the optional or mandatory redemption of Debt Securities will be set forth in the applicable Prospectus Supplement or a Pricing Supplement thereto. Except as shall otherwise be provided in the applicable Prospectus Supplement or a Pricing Supplement thereto, and except with respect to Debt Securities redeemable at the option of the Holder, Debt Securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the Debt Securities of any series or any tranche thereof are to be redeemed, the particular Debt Securities will be selected by the Trustee by such method as shall be provided for such particular series or tranche, or in the absence of any such provision, by such method of random selection as the Trustee deems fair and appropriate. (See Sections 403 and 404.)

               Any notice of redemption at the option of the Company may state that such redemption shall be conditional upon the receipt by the Paying Agent, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on such Debt Securities and that if such money has not been so received, such notice will be of no force or effect and the Company will not be required to redeem such Debt Securities (See Section 404.)

          EVENTS OF DEFAULT

               Each of the following events constitutes an "Event of Default" under the Indenture with respect to each series of Indenture Securities thereunder:

               (a) default in the payment of any interest on any Indenture Security of such series when it becomes due and payable and continuance of such default for a period of 30 days;

               (b) default in the payment of principal or premium, if any, on any Indenture Security of such series when it becomes due and payable;

               (c) default in the performance of, or breach of, any covenant or warranty of the Company or PP&L Resources in the Indenture (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this paragraph or which has been expressly included in the Indenture solely for the benefit of one or more series of Indenture Securities other than such Indenture Securities), and the continuance of such default or breach for a period of 90 days after written notice to the Company and PP&L Resources by the Trustee, or to the Company, PP&L Resources and the Trustee by the Holders of at least 25% in principal amount of the Indenture Securities of such series Outstanding under the Indenture as provided in the Indenture specifying such default or breach and requiring it to be remedied, unless the Trustee, or the Trustee and the Holders of a principal amount of Indenture Securities of such series not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by the Company or PP&L Resources within such period and is being diligently pursued;

               (d) except as provided by the terms of the Indenture, the Indenture Securities of such series and the Guarantees on such Indenture Securities, the cessation of effectiveness of the Guarantee endorsed on an Indenture Security of such series or the finding by any judicial proceeding that the Guarantee endorsed on an Indenture Security of such series is unenforceable or invalid or the denial or disaffirmation by PP&L Resources of its obligations under the Guarantee endorsed on an Indenture Security of such series; or

               (e) certain events relating to the reorganization, bankruptcy or insolvency of the Company or PP&L Resources or appointment of a receiver or trustee for the property of the Company or PP&L Resources; and

               (f) any other Event of Default specified with respect to Indenture Securities of such series. (See Section 801.)

          No Event of Default with respect to the Debt Securities necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

          REMEDIES

               If an Event of Default occurs and is continuing with respect to any series of Indenture Securities, then either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Indenture Securities of such series may declare the principal amount (or if the Indenture Securities of such series are discount securities, such portion of the principal amount as may be specified in the applicable Prospectus Supplement) of all of the Indenture Securities of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration, and not the Holders of the Indenture Securities of any one of such series.

               At any time after the declaration of acceleration with respect to the Indenture Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Indenture, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

               (a) the Company or PP&L Resources has paid or deposited with the Trustee a sum sufficient to pay

                    (1) all overdue interest on all Indenture Securities of such series then Outstanding;

                    (2) the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Indenture Securities;

                    (3) interest upon overdue interest at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

                    (4) all amounts due to the Trustee under the Indenture;

          and

               (b) all Events of Default with respect to the Indenture Securities of such series, other than the nonpayment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (See Section 802.) For more information as to waiver of defaults, see "--Waiver."

               If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the Outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Indenture Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series; and provided, further, that (a) such direction will not be in conflict with any rule of law or with the Indenture and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee's sole discretion, be adequate and (b) the Trustee may take any other action it deems proper which is not inconsistent with such direction. (See Sections 812 and 903.) The Indenture provides that no Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default; (b) the Holders of 25% in aggregate principal amount of the Outstanding Indenture Securities of all series in respect of which an Event of Default has occurred and is continuing, considered as one class, have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and (c) for sixty days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such sixty-day period by the Holders of a majority in aggregate principal amount of Outstanding Indenture Securities of all series in respect of which an Event of Default has occurred and is continuing, considered as one class.
          Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.) Notwithstanding that the right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each Holder has an absolute and unconditional right to receive payment of principal and premium, if any, and interest when due and to institute suit for the enforcement of any such payment and such rights may not be impaired without the consent of such Holder. (See Sections 807 and 808.) The Indenture provides that the Trustee is required to give the Holders of the Indenture Securities notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under "Events of Default," no such notice shall be given to such Holders until at least 75 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

               The Company and PP&L Resources will be required to furnish annually to the Trustee a statement as to the compliance by the Company with all conditions and covenants under the Indenture. (See Section 605.)

          WAIVER

               The Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of any series may waive on behalf of the Holders of all Indenture Securities of such series any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest or with respect to compliance with certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Indenture Security of such series affected. (See Section 813.)

               Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities affected, considered as one class. (See Section 606.)

          COVENANTS; CONSOLIDATION, MERGER, ETC.

               Subject to the provisions described in the next paragraph, each of the Company and PP&L Resources will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence. (See Section 604.)

               Neither the Company nor PP&L Resources will consolidate with or merge into any other Person (which term includes, for purposes of the Indenture, any corporation, partnership, limited liability company, joint venture, trust or other unincorporated organization) or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless (a) the Person formed by such consolidation or into which the Company or PP&L Resources, as the case may be, is merged or the Person which acquires by conveyance or transfer, or which leases, the property and assets of the Company or PP&L Resources, as the case may be, substantially as an entirety is a Person organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Outstanding Indenture Securities (or the Guarantees endorsed thereon, as the case may be,) and the performance of all of the covenants of the Company or PP&L Resources, as the case may be, under the Indenture, and (b) immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See Section 1101.)

               Neither the Indenture or the Guarantee contains any financial or other similar restrictive covenants.

          MODIFICATION OF INDENTURE

               Without the consent of any Holders of Indenture Securities, the Company, PP&L Resources and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

                    (a) to evidence the succession of another Person to the Company or PP&L Resources, as the case may be, and the assumption by any such successor of the covenants of the Company or PP&L Resources, as the case may be, in the Indenture and the Indenture Securities or the Guarantees endorsed thereon; or

                    (b) to add one or more covenants of the Company or PP&L Resources or other provisions for the benefit of the Holders of all or any series of Indenture Securities or any tranche thereof, or to surrender any right or power conferred upon the Company or PP&L Resources (and if such covenants are to be for the benefit of less than all series of Indenture Securities, stating that such covenants are expressly being included solely for the benefit of such series); or

                    (c) to add any additional Events of Default with respect to all or any series of Outstanding Indenture Securities (and if such additional Events of Default are to be for the benefit of less than all series of Indenture Securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series); or

                    (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interests of the Holders of Indenture Securities of any series or tranche Outstanding on the date of such supplemental indenture in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only with the consent of the Holders of the Indenture Securities of such series or tranche pursuant to the applicable provisions of the Indenture or when there is no Indenture Security of such series or tranche remaining Outstanding under the Indenture; or

                    (e) to provide collateral security for the Indenture Securities; or

                    (f) to establish the form or terms of Indenture Securities of any series or tranche or any Guarantees as permitted by the Indenture; or

                    (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and any matters incidental thereto;

                    (h) to evidence and provide for the acceptance of appointment of a separate or successor Trustee under the Indenture with respect to the Indenture Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; or

                    (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities; or

                    (j) to change any place or places where (1) the principal of and premium, if any, and interest, if any, on Indenture Securities of any series, or any tranche thereof, shall be payable, (2) Indenture Securities of any series, or any tranche thereof, may be surrendered for registration of transfer, (3) Indenture Securities of any series, or any tranche thereof, may be surrendered for exchange and (4) notices and demands to or upon the Company or PP&L Resources in respect of the Indenture Securities of any series, or any tranche thereof, and the Indenture may be served; or

                    (k) to cure any ambiguity, defect or inconsistency or to make any other changes or to add other provisions with respect to matters and questions arising under the Indenture, provided such other changes shall not adversely affect the interests of the Holders of Indenture Securities of any series or tranche in any material respect. (See
               Section 1201.)

               Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date the Indenture was originally executed in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date the Indenture was originally executed or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and the Company, PP&L Resources and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

               Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Indenture Securities of all series then Outstanding under the

          Indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture pursuant to an indenture or supplemental indenture; provided, however, that if less than all of the series of Outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may, without the consent of the Holder of each Outstanding Indenture Security directly affected thereby, (a) change the stated maturity of the principal of, or any installment of principal of or interest on, any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration or maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), (b) reduce the percentage in principal amount of the Outstanding Indenture Securities of any series or tranche the consent of the Holders of which is required for any supplemental indenture or waiver of compliance with any provision of the Indenture or any default thereunder and its consequences or to reduce the requirements for quorum and voting under the Indenture or (c) modify certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

               A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of Holders of, or which is to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more particular series or one or more tranches thereof, or which modifies the rights of the Holders of Indenture Securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of Indenture Securities of any other series or tranche. (See Section 1202.)

               The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Indenture Securities have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the Indenture as of any date or are present at a meeting of Holders for quorum purposes, certain Indenture Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders as described under "Satisfaction and Discharge" below, will not be deemed to be Outstanding for purposes of the Indenture (See Section 101.)

               The Company or PP&L Resources will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Indenture Securities of any series entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of particular Indenture Securities, such action may be taken only by persons who are Holders of such Indenture Securities on the record date. (See Section 104.)

          SATISFACTION AND DISCHARGE

               Any Indenture Securities or any portion of the principal amount thereof will be deemed to have been paid for purposes of the Indenture, and at the Company's election, the entire indebtedness of the Company and PP&L Resources in respect thereof will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than the Company or PP&L Resources), in trust: (a) money in the amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of such Indenture Securities, Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof. (See Section 701.) For this purpose, Government Obligations include (a) direct obligations of the United States of America or of an agency or instrumentality of the United States of America where the payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America or (b) depository receipts issued by a bank with respect to any such obligations or in any specific interest or principal payments due in respect thereof.

               The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain Outstanding thereunder and the Company or PP&L Resources has paid or caused to be paid all other sums payable by the Company or PP&L Resources under the Indenture. (See Section 702.)

               All moneys paid by the Company or PP&L Resources to the Trustee or any Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be paid to or upon the order of the Company, and the Holder of such Debt Security thereafter may look only to the Company or PP&L Resources for payment thereof. (See Section 603.)

          RESIGNATION OF THE TRUSTEE

               The Trustee may resign at any time by giving written notice thereof to the Company and PP&L Resources or may be removed at any time by Act of the Holders of a majority in principal amount of the then Outstanding Debt Securities of any series delivered to the Trustee, the Company and PP&L Resources. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Trustee appointed by Act of the Holders, if each of the Company and PP&L Resources has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Section 910).

          CERTAIN PENNSYLVANIA TAX MATTERS

               In the opinion of Michael A. McGrail, Esq., Senior Counsel of PP&L, Debt Securities owned by individuals residing in Pennsylvania are subject to the 4 mills ($4.00 on each $1,000 of principal amount) Pennsylvania corporate loans tax. Such tax will be withheld from interest payments to such individuals.

          Mr. McGrail is also of the opinion that the Debt Securities are exempt from existing personal property taxes in Pennsylvania.

          THE TRUSTEE

               The Chase Manhattan Bank has at various times in the ordinary course of business made loans to PP&L Resources and PP&L, and acts as Administrative Agent with respect to the current revolving credit facilities of PP&L and PP&L Resources. The Chase Manhattan Bank acts as trustee with respect to junior subordinated deferrable interest debentures of PP&L, acts as guarantee trustee and property trustee with respect to trust originated preferred securities and common securities of PP&L Capital Trust I and PP&L Capital Trust II, affiliates of the Company and PP&L Resources, and Chase Manhattan Bank Delaware, an affiliate of the Trustee, also acts as Delaware trustee with respect to the trust originated preferred securities and common securities.


                                       EXPERTS

               The consolidated financial statements of PP&L Resources as of December 31, 1996 and 1995, and for the two years then ended, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of PP&L Resources for the year ended December 31, 1996, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to a reorganization pursuant to which PP&L Resources became the parent of PP&L) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The consolidated financial statements of PP&L (prior to restatement in connection with the reorganization referred to above and not presented separately in the Annual Report hereinafter referred to), and related financial statement schedule as of December 31, 1994 and for the year ended December 31, 1994, incorporated in this Prospectus by reference from PP&L Resources' 1996 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

               Statements made in the Incorporated Documents as to matters of law and legal conclusions have been reviewed by Michael A. McGrail, Esq., Senior Counsel of PP&L, and have been made in reliance upon his authority as an expert.


                  VALIDITY OF THE DEBT SECURITIES AND THE GUARANTEES

               The validity of the Guarantees will be passed upon for PP&L Resources by Michael A. McGrail, Esq., Senior Counsel of PP&L and Reid & Priest LLP, New York, New York, counsel to PP&L Resources. The validity of the Debt Securities will be passed upon for the Company by Reid & Priest LLP, as counsel to the Company. The validity of the Debt Securities and the Guarantees will be passed upon for any underwriters or agents by Sullivan & Cromwell, New York, New York. As to matters involving the law of the Commonwealth of Pennsylvania, Reid & Priest LLP and Sullivan & Cromwell will rely on the opinion of Mr. McGrail.

                                 PLAN OF DISTRIBUTION

               The Company may sell Debt Securities to one or more underwriters for public offering and sale by them or may sell Debt Securities to purchasers directly or through agents. Any underwriter or agent involved in the offer and sale of Debt Securities will be named in an applicable Prospectus Supplement.

               Underwriters may offer and sell Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Debt Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

               The Debt Securities may also be sold from time to time either by the Company directly or through agents designated by the Company. Any agent involved in the offer or sale of any Debt Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

               Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company and PP&L Resources, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company or PP&L Resources for certain expenses. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Debt Securities if any are purchased.

               The Debt Securities may also be sold directly by the Company to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

               Unless otherwise provided in a Prospectus Supplement, the Debt Securities will not be listed on any securities exchange. The Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Debt Securities.

               Certain of the underwriters or agents and their associates may be customers of, engage in transactions with or perform services for the Company or PP&L Resources or their affiliates in the ordinary course of business.

          =================================================================

               No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than contained or incorporated by reference in this Prospectus Supplement, the applicable Pricing Supplement or the Prospectus in connection with the offer made by this Prospectus Supplement, the applicable Pricing Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, PP&L Resources or the Agents. Neither the delivery of this Prospectus Supplement, the applicable Pricing Supplement or the Prospectus nor any sale made hereunder and thereunder shall under any circumstance create an implication that there has not been any change in the affairs of the Company or PP&L Resources since the date hereof. This Prospectus Supplement, the applicable Pricing Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                              --------------------------

                                  TABLE OF CONTENTS

                                                                       Page
                                                                       ----
                                PROSPECTUS SUPPLEMENT

          Description of the Notes  . . . . . . . . . . . . . . . . . . S-3
          Certain United States Federal Income Tax
            Considerations  . . . . . . . . . . . . . . . . . . . . .  S-18
          Validity of the Notes and the
            Guarantees  . . . . . . . . . . . . . . . . . . . . . . .  S-21
          Supplemental Plan of Distribution . . . . . . . . . . . . .  S-21

                                      PROSPECTUS

          Available Information . . . . . . . . . . . . . . . . . . . . . 2
          Incorporation of Certain Documents
            By Reference  . . . . . . . . . . . . . . . . . . . . . . . . 2
          PP&L Resources  . . . . . . . . . . . . . . . . . . . . . . . . 3
          The Company . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . 4
          Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . 4
          Description of the Debt Securities  . . . . . . . . . . . . . . 4
          Experts   . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          Validity of the Debt Securities
            and the Guarantees  . . . . . . . . . . . . . . . . . . . .  14
          Plan of Distribution  . . . . . . . . . . . . . . . . . . . .  15

          =================================================================

          =================================================================






                                     $400,000,000




                              PP&L CAPITAL FUNDING, INC.



                             MEDIUM-TERM NOTES, SERIES A
                            DUE NINE MONTHS TO FORTY YEARS
                                  FROM DATE OF ISSUE

                              UNCONDITIONALLY GUARANTEED
                             AS TO PAYMENT OF PRINCIPAL,
                           PREMIUM, IF ANY, AND INTEREST BY


                                 PP&L RESOURCES, INC.




                              --------------------------

                                PROSPECTUS SUPPLEMENT

                              --------------------------



                                 MERRILL LYNCH & CO.
                         FIRST CHICAGO CAPITAL MARKETS, INC.
                                 GOLDMAN, SACHS & CO.
                              MORGAN STANLEY DEAN WITTER



                                  November 12, 1997

          =================================================================